Exhibit 10.2
Active 24742237.6
SEVENTY SEVEN ENERGY INC.
2016 PERFORMANCE INCENTIVE COMPENSATION PLAN
Form of AWARD AGREEMENT

Participant:	[Participant’s Name]
Annual Target

Incentive Award:	$[Amount]
This Award Agreement (this “Notice”) hereby notifies you of your Award under the Seventy Seven Energy Inc. 2016 Performance Incentive Compensation Plan (the “Plan”). Capitalized terms in this Notice have the same meanings ascribed to them under the Plan.
Your Award of Quarterly Incentive Compensation
Your Award provides you the opportunity to earn cash incentive payments under the Plan for each calendar quarter during 2016 (each a “Quarter”) based upon the Achievement Level of the performance measures described in the Plan for each Quarter, as determined by the Committee following the end of each Quarter. The amount of your Award earned for a Quarter, if any, will be equal to the product of your (i) Quarterly Target Incentive Award and (ii) the Achievement Level for the applicable Quarter. Your Quarterly Target Incentive Award is equal to 25% of your Annual Target Incentive Award specified above. The maximum Achievement Level is 150% and the threshold Achievement Level is 50% for each Quarter. (No payment is made for a Quarter that has an Achievement Level of less than 50%.)
Payment Date
The amount earned under the Plan for a Quarter will be paid to you in the form of a lump sum cash payment on the last business day of the month following the end of the Quarter.
Award Subject to the Plan
Your Award is issued in accordance with and subject to all of the terms, conditions and provisions of the Plan, a copy of which is attached as Exhibit A, and administrative interpretations thereunder.
This Notice and the Plan represent the entire agreement between you and the Company with respect to your Award, and supersede any prior agreement or understanding.
SEVENTY SEVEN ENERGY INC.

By
[Name]
[Title]